Exhibit 99.1

From the Desk of Scott Mathis Direct: 212.739.7650 Fax: 212.655.0140 smathis@gauchoholdings.com

November 28, 2023

Via email: Wayne.Bush@nasdaq.com

Nasdaq Stock Market

Listing Qualifications Department

Attn: W. Wayne Bush, CFA, Director

Re:	Gaucho Group Holdings, Inc. (the “Company”)
Nasdaq Security: Common Stock
Nasdaq Symbol: VINO

Dear Mr. Bush:

On June 1, 2023, Gaucho Group Holdings, Inc. (the “Company,” “we,” “us” or “our”), received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the closing bid price for the Company’s common stock (the “Common Stock”) was trading below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”). This letter is to provide the Staff written notice of its intention to cure the deficiency during the additional 180 calendar day compliance period, which compliance could be achieved by effecting a reverse stock split, if necessary.

We believe that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards pursuant to the Equity Standard for The Nasdaq Capital Market, with the exception of the Bid Price Requirement.

The Company has a Special Meeting of the Stockholders set for December 28, 2023 at which the stockholders, among other items, will be asked to vote to grant the Board of Directors of the Company the discretion (if necessary to maintain a listing of the Company’s common stock on the Nasdaq Capital Market) on or before June 30, 2024, to amend the Company’s certificate of incorporation to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-two (1:2) up to one-for-ten (1:10), or anywhere between, while maintaining the number of authorized shares of common stock required for Nasdaq listing which is 150,000,000 shares (the “Reverse Stock Split”).

If the stockholders grant the Board of Directors the discretion to implement the Reverse Stock Split, the Board of Directors can then determine a ratio and implement the same as soon as possible thereafter that will allow the Company to meet the continued listing requirement for market value of publicly held shares (at least $1 million) and all other initial listing standards pursuant to the Equity Standard for The Nasdaq Capital Market.

gaucho group holdings, Inc. group (nasdaq:vino)

112 NE 41st Street, Suite 106, Miami, FL 33137

(main) 212.739.7700 (fax) 212.655.0140 | www.gauchoholdings.com

November 28, 2023

Mr. Wayne Bush

There can be no assurance that the Company will regain compliance or otherwise maintain compliance with any of the other listing requirements. Nonetheless, it is the Company’s intention to regain compliance with the Bid Price Requirement through effecting a Reverse Stock Split if necessary.

Sincerely,

By:
Scott L. Mathis, President & CEO